UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    January 8, 2013
HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 10, 2012, Harbinger Group Inc. (“HGI”) commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding $500,000,000 aggregate principal amount 10.625% Senior Secured Notes due 2015 (the “Notes”). In connection with the Tender Offer, the Company also solicited the consent of the holders of the Notes to amend certain terms of the indenture governing the Notes (the “Consent Solicitation”). As previously announced, as of 5:00 p.m. Eastern time, on Friday, December 21, 2012 (the “Early Tender Deadline”), approximately 99.6% of the outstanding $500,000,000 aggregate principal amount of Notes were validly tendered and not withdrawn and consents were delivered and not revoked. The Tender Offer and Consent Solicitation expired at midnight, New York City time on January 8, 2013 (the “Expiration Date”). On January 9, 2013, HGI was advised by D.F. King & Co., Inc., as tender agent and information agent, that after the Early Tender Deadline and prior to the Expiration Date, an additional $25,000 of the Notes were validly tendered.

Additionally, as previously disclosed, on December 24, 2012, HGI also issued a notice of redemption pursuant to the indenture governing the Notes stating that it intends to redeem all of the then remaining outstanding Notes on January 23, 2013 at a redemption price equal to 110.4022% of the principal amount of the Notes, which includes accrued and unpaid interest thereon to the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Thomas A. Williams
	Name:	Thomas A. Williams
	Title:	Executive Vice President and Chief Financial Officer

Date:  January 9, 2013